EXHIBIT 24.1

POWER OF ATTORNEY OF DIRECTORS

KNOW ALL PERSONS BY THESE PRESENTS:

Each of the undersigned directors of Polycom, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Robert C. Hagerty and Michael R. Kourey and each of them with power to act alone, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute a Registration Statement or Registration Statements on Form S-8 or other appropriate form, under the Securities Act of 1933, as amended, including post-effective amendments to previously filed Registration Statements, relating to 27,191,366 shares of Common Stock of the Company issuable under the Polycom, Inc. 2004 Equity Incentive Plan, as amended, and any and all amendments (including post-effective amendments) to such Registration Statement(s), and to file such Registration Statement(s) and any and all amendments thereto, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes, as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, we have hereunto set our hands this the 28 day of May, 2004.

/s/ Betsy S. Atkins Betsy S. Atkins	/s/ John Seely Brown John Seely Brown

/s/ Robert C. Hagerty Robert C. Hagerty	/s/ Durk I. Jager Durk I. Jager

/s/ John A. Kelley John A. Kelley	/s/ Michael R. Kourey Michael R. Kourey

/s/ Stanley J. Meresman Stanley J. Meresman

/s/ Thomas G. Stemberg Thomas G. Stemberg